UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices)

(Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure

On February 29, 2012, KAR Auction Services, Inc. (NYSE: KAR) will participate in the SMID Cap One-on-One Symposium sponsored by UBS in Boston, Massachusetts.  Eric Loughmiller, Chief Financial Officer and Executive Vice President, and Jonathan Peisner, Vice President and Treasurer, will represent KAR Auction Services at that Symposium.  The presentation visuals for the Symposium are attached to this Current Report on Form 8-K as Exhibit 99.1 and are incorporated herein by reference in their entirety.

Within the presentation visuals, the Company makes reference to certain non-GAAP financial measures.  The non-GAAP financial measures include the following: EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share.  The Company has presented reconciling information along with the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) for each of the above non-GAAP financial measures in the presentation visuals.  In addition, the Company’s reasons for presenting these non-GAAP financial measures are discussed below.

The Company believes that these measures represent important internal measures of performance.  Accordingly, where these non-GAAP measures are provided, it is done so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company on a year-over-year and quarter-sequential basis.  Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.  The specific reasons, in addition to the reasons described above, why the Company’s management believes that the presentation of the non-GAAP financial measures provides useful information to investors regarding the Company’s results of operations are as follows:

EBITDA and Adjusted EBITDA — The Company’s management believes that EBITDA is a useful supplement and meaningful indicator of earnings performance to be used by its investors, financial analysts and others to analyze the Company’s financial performance and results of operations over time.  Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by its creditors. In addition, management uses Adjusted EBITDA to evaluate the performance of the Company and to evaluate results relative to incentive compensation targets.  The most directly comparable financial performance measure calculated and presented in accordance with GAAP is net income (loss).  A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods presented is contained in the appendix to the presentation visuals.

Free Cash Flow — Free cash flow is defined as Adjusted EBITDA minus cash paid for capital expenditures, taxes (net) and interest on corporate debt.  Management believes that Free Cash Flow is useful to investors and other users of our financial information because management regularly reviews free cash flow as an indicator of how much cash is generated by normal business operations.  The most directly comparable financial performance measure calculated and presented in accordance with GAAP is net income (loss).  A reconciliation of net income

(loss) to Free Cash Flow for each of the periods presented is contained in the appendix to the presentation visuals.

Adjusted Net Income and Adjusted Net Income Per Share — The Company’s management believes that adjusted net income and adjusted net income per share are useful supplements and meaningful indicators of earnings performance to be used by its investors, financial analysts and others to analyze the Company’s financial performance and results of operations over time.  The revaluation of certain assets of the company, and resultant increase in depreciation and amortization expense which resulted from the 2007 merger, as well as stock-based compensation expense incurred in connection with service and exit options tied to the 2007 merger, have had a continuing effect on our reported results.  Non-GAAP measures of adjusted net income and adjusted net income per share, in the opinion of the company, provide comparability to other companies that may have not incurred these types of non-cash expenses.  In addition, net income and net income per share for the three and twelve months ended December 31, 2011 and 2010 have been adjusted to exclude the effect of the losses on extinguishments of debt and a second quarter 2011 charge to interest expense resulting from the settlement and termination of the Company’s swap agreement.  Furthermore, in 2011, the Company reversed and recorded contingent consideration related to certain prior year acquisitions.  A reconciliation of net income (loss) and net income (loss) per share to adjusted net income and adjusted net income per share for each of the periods presented is contained in the appendix to the presentation visuals.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

99.1	KAR Auction Services – Corporate Update March 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:	February 28, 2012	KAR Auction Services, Inc.

/s/ Eric M. Loughmiller
Eric M. Loughmiller
Executive Vice President and Chief Financial Officer